Exhibit 10.56
WAIVER AND AMENDMENT TO EMPLOYMENT AGREEMENT
2000 SERP, AND 2008 SERP
THIS WAIVER AND AMENDMENT TO EMPLOYMENT AGREEMENT, 2000 SERP, AND 2008 SERP (the “Amendment”) is made effective as of the 17th day of February, 2011, by and between CENTRA BANK, INC., a West Virginia corporation (“Employer”) and DOUGLAS J. LEECH, JR. (“Employee”), joined by CENTRA FINANCIAL HOLDINGS, INC., a West Virginia corporation (“Centra Financial”).
RECITALS:
The parties wish to set forth their agreement relating to Employee’s waiver and settlement of certain compensation arrangements under (i) the Employment Agreement by and between Employee and Employer and joined by Centra Financial, dated as of January 17, 2008, as amended on March 17, 2008, January 13, 2009, and September 23, 2010 (the “Employment Agreement”), (ii) the Executive Supplemental Retirement Plan Executive Agreement by and between Employee and Employer and joined by Centra Financial, dated April 20, 2000, as amended December 24, 2008, and September 23, 2010 (the “2000 SERP”), and (iii) the Centra Bank, Inc. and Centra Financial Holdings, Inc. Supplemental Executive Retirement Plan Agreement by and between Employee and Employer and joined by Centra Financial, dated as of February 23, 2008, as amended March 17, 2008, and January 13, 2009 (the “2008 SERP”). Capitalized terms used but not otherwise defined herein, shall have the meanings set forth in the Employment Agreement, 2000 SERP, and 2008 SERP.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Employment Agreement, the 2000 SERP, and the 2008 SERP as follows:
1. Waiver. Notwithstanding anything in the Employment Agreement, the 2000 SERP, or the 2008 SERP to the contrary, and except as otherwise provided in this Amendment, the total cash payment that will be made to Employee by Employer to settle (i) all cash payment amounts payable under Section 4 of the Employment Agreement, other than Section 4(h) and excluding the perquisites and benefits or amounts described in Section 2 and Section 3 of this Amendment, (ii) the entire cash benefit under the 2000 SERP, and (iii) the entire cash benefit under the 2008 SERP, shall be $16 million on a present value basis as of the date of termination of employment, and Employee waives all rights to cash amounts under the foregoing that exceed that amount. Upon payment of this amount, Employee shall have no further right to any cash payment under the foregoing. Payments under the foregoing that may be subject to delay of payment pursuant to applicable law or otherwise in accordance with the terms of the applicable agreements will be held in a rabbi trust established by Employer that will be maintained by Employer and its successors until all payments are made. For the avoidance of doubt, the value of the benefits and reimbursements and amounts referred to in Sections 2 and 3 of this Amendment shall be in addition to and shall not count against the $16 million cash payment limit referred to in this Section 1.
2. Life Insurance. Employer and Employee agree that:
(i) If Employer or its successors desires to terminate the $4 million face value of term life insurance on Employee that Employer currently holds, then Employer or its successors will notify Employee and give him the opportunity for thirty days to assume and maintain such policies at his own cost.
(ii) Employer and its successors will maintain in effect the bank owned life insurance on the life of Employee, for the benefit of Employee’s beneficiaries, currently in effect, which policies are listed on the Amendment to the Life Insurance Endorsement Method Split Dollar Plan Agreement, dated September 23, 2010, by and between Centra Bank and Employee, which currently has a death benefit of at least $4.6 million, with the understanding that policy performance will dictate the actual value of the death benefit. The continuation of existing coverage will not count against the $16 million payment in Section 1 above.

3. Continuation of Benefits. Pursuant to Section 4(e) of the Employment Agreement, in the event that Employee terminates employment with Employer for any reason, Employee will be entitled to receive all of the following:
(i) The following perquisites, including gross-up for taxes, for a period of five years starting on the date on which Employee terminates employment with Employer: (a) an annual physical examination by a physician selected by Employee; (b) reimbursement of expenses for personal financial, investment and tax advice, with any firm selected by Employee, not to exceed a reasonable sum per annum, to the extent costs or expenses of Employee to be reimbursed are properly documented; and (c) car insurance; provided, however, that the aggregate annual value of the foregoing shall be limited in amount equal to the lesser of: (I) the total provided to Employee under Section 3(g) of the Employment Agreement during the calendar year prior to termination, adjusted for inflation using the CPI, or (II) 30% of Employee’s Minimum Base Salary provided for in Subsection 3(a) of the Employment Agreement, adjusted for inflation using the CPI.
(ii) The following benefits for life: (x) premiums for term life insurance at levels provided to Employer’s employees generally, and (y) family health and dental insurance at no cost, at levels provided to Employer’s employees, generally and which coverage, with respect to Employee and Employee’s spouse, may be attained with Medicare supplemental insurance if Employee and/or Employee’s spouse are eligible for Medicare, as long as the total coverage is at levels provided to Employer’s employees, generally. The coverage provided for herein may require purchase of a separate policy or policies and shall be at no cost to Employee and Employee’s spouse and shall be grossed up for taxes. Employee waives all rights that he had under Section 4(e) of the Employment Agreement to monthly fees for a home security system and country club dues.
(iii) Employer will transfer to Employee the Employer automobile being used by Employee as of the date of termination at no cost, grossed up for taxes.

Notwithstanding the foregoing, if the aggregate present value of the payments and provision of benefits under this Section 3 of the Amendment, together with any other compensation not included in supplemental executive retirement plans, salary, severance and bonus (other than any amount included in the payment under Section 1 of this Amendment), exceeds $2.3 million, as determined by Ernst & Young, or if Ernst & Young shall cease to exist or be otherwise unable to serve, then a nationally recognized accounting firm selected by Employer and reasonably acceptable to Employee, then the payments and benefits under this Section 3 will be reduced, to the least extent necessary to equal $2.3 million, first by reducing the benefits in Section 3(i) of this Amendment, in the order listed above, second by reducing the benefit in Section 3(iii) of this Amendment, and third by reducing the benefits in Section 3(ii) of this Amendment, in the order listed above. Under no circumstance will the payment in Section 1 be reduced.
4. No Other Amendments; Survival of Provisions; Governing Law. Except as amended hereby and in that certain Amendment to the Employment Agreement dated February 16, 2011, the Employment Agreement, 2000 SERP, and 2008 SERP shall remain in full force and effect until amended by the parties. Section 4(h), (j), and (l) of the Employment Agreement shall survive termination of Executive’s employment and the termination of the Employment Agreement, 2000 SERP, and/or 2008 SERP. Employer and its successors will reimburse Employee for any excise taxes or penalty taxes under Sections 4999 or 280G of the Internal Revenue Code as provided in said Section 4(h). All gross-up payments provided under this Amendment will be made by December 31 of the year following the year in which Employee remits the related taxes. This Amendment shall be governed by and construed in accordance with the laws of the State of West Virginia without regard to conflicts of law principles thereof.
[signatures are on the next page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first written above.

CENTRA BANK, INC.

By	Its Compensation Committee

By:

By:

By:

By:

CENTRA FINANCIAL HOLDINGS, INC.

By:

EMPLOYEE

Douglas J. Leech, Jr.